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                                                                 EXHIBIT 10.22

                               THE SPIEGEL GROUP
                             LIFESTYLE RETAILERS(R)

                        SUMMARY PLAN DESCRIPTION FOR THE
                          SPIEGEL GROUP SEVERANCE PLAN

I.    INTRODUCTION

The Spiegel Group Severance Plan (the "Severance Plan") is intended to constitute an "employee welfare benefit plan" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations issued thereunder ("ERISA") and shall be construed accordingly. This document states the terms of the Severance Plan in full and serves both as a plan document and summary plan description. There is no separate plan document.

II.   SEVERANCE PLAN PROVISIONS

PURPOSE

Spiegel, Inc. (the "Company") has established the Severance Plan, effective as of April 23, 2003 (the "Effective Date") for the benefit of Covered Employees (defined below) whose employment with the Company or one of its subsidiaries (a "Spiegel Group Company" and together, the "Spiegel Group") terminates in accordance with the terms and conditions set forth herein.

COVERED EMPLOYEES

The Severance Plan covers all U.S.-based full and part-time regular employees employed by a Spiegel Group Company as of the Effective Date (the "Covered Employees"), except the following:

      -     employees covered by a collective bargaining agreement;

      - temporary or seasonal workers, defined as those employees who are hired to work for a pre-determined period or duration, or on a specific project or task, such as, for example, employees hired for the holiday season;

      - independent contractors and other non-employees, even if a court or administrative agency reclassifies such persons as employees; and

      - employees on temporary layoff, unless such persons are notified that their layoff is permanent.

      - employees of First Consumers National Bank and East Coast Collection Agency, Inc.

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ELIGIBILITY

A Covered Employee will be eligible to receive severance benefits under the Severance Plan only if such Covered Employee is terminated on or after the Effective Date as a result of an Involuntary Termination. An "Involuntary Termination" is any termination of a Covered Employee that is NOT:

      -     a termination for cause, poor performance, or other misconduct;

      -     a voluntary resignation of employment for any reason;

      - due to or resulting from the death, disability or retirement of a Covered Employee; or

      - due to, resulting from or in connection with the sale or other disposition of the Covered Employee's business unit, where such Covered Employee is (a) offered a Comparable Position, or (b) accepts any position, whether or not it is a Comparable Position, with the Company, the Spiegel Group, a Spiegel Group Company or any respective purchaser or successor of all or any part thereof.

A "Comparable Position" is (a) a position located not farther than the greater of (i) 35 miles from where the Covered Employee is living at the time of his or her termination or (ii) the distance the employee commutes to work immediately prior to the date of his or her termination, and (b) the base salary or base compensation rate for which is at least 80% of such Covered Employee's then-current base salary or base compensation rate.

A Covered Employee will not suffer an Involuntary Termination where such Covered Employee is (a) offered a transfer to or other employment in a Comparable Position, or (b) accepts any position, whether or not it is a Comparable Position, within the Company, the Spiegel Group, or a Spiegel Group Company.

WAIVER AND RELEASE

In exchange for and as a condition to receiving any benefits pursuant to this Severance Plan, a Covered Employee will be required to execute a written waiver and release of all claims that he or she may have against the Company and the Spiegel Group, in such form as the Company may reasonably require. Any Covered Employee who does not execute a waiver and release of claims, or who executes it and then revokes it, will not be eligible for any benefits under the Severance Plan.

SEVERANCE PAY

Subject to any reduction or setoff to such amount in accordance with the terms of the Severance Plan, a Covered Employee will be eligible to receive severance pay based on his or her (a) years of continuous service with the Spiegel Group,
(b) base compensation rate and (c) position level as set forth in the chart below. Covered Employees' severance pay will be pro-rated based on their average hours worked over the preceding 6 months. Severance pay will be pro rated based on full and partial years of service. If a Covered

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Employee has an adjusted service date, then that date shall be used to calculate the severance pay.

LEVEL
WEEKS               SEVERANCE CALCULATION     MINIMUM # WEEKS PAY     MAXIMUM #
--------------    --------------------------  -------------------     ---------
Non-Exempt        1 week per year of service            1                 26

Exempt            1 week per year of service            1                 26

Manager           1 week per year of service            2                 26

Director          1 week per year of service            3                 26

EVP/SVP/VP/DVP    2 weeks per year of service           4                 26

Covered Employees with less than one year of service with the Spiegel Group will be eligible to receive the minimum amount of severance pay.

METHOD OF PAYMENT

Severance pay will be paid either as a single lump-sum payment or in installments in the Company's sole discretion. Any severance payment will be paid as soon as reasonably practicable after the satisfaction of the terms and conditions for payment thereof, including the Covered Employee's execution of a waiver and release of claims, and the expiration of any notice or revocation period contained therein.

REDUCTIONS AND SETOFFS

Unless the Plan Administrator (defined below) determines otherwise, any severance payment for which a Covered Employee may become eligible pursuant to the Severance Plan, shall be reduced by (i) the amount of any payment or payments that the Company, the Spiegel Group or any Spiegel Group Company provides or becomes required to provide to such Covered Employee pursuant to applicable law and (ii) the amounts paid to the Covered Employee during any minimum statutory notice period, or paid in lieu of any such notice period (including, without limitation, the federal Worker Adjustment and Retraining Notification Act, or any state or local equivalent), or pursuant to any agreement, arrangement, program, plan, practice or policy, whether written or unwritten, applicable to the Covered Employee.

ADMINISTRATION

PLAN YEAR - The initial plan year of the Severance Plan shall run from the Effective Date and end on December 31, 2003. Subsequent plan years shall begin on January 1 and end on December 31.

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PLAN ADMINISTRATOR - The Plan is administered by a Plan Administrative Committee made up of persons appointed by the Company's Board of Directors. The Plan Administrative Committee is the "Plan Administrator" and one of the named fiduciaries under the Plan. The Plan Administrator shall have the power and authority in its sole and absolute discretion to control and manage the operation and administration of the Severance Plan and shall have all powers necessary to accomplish these purposes including, but not limited to, the following responsibilities and duties: filing, and distributing or otherwise publishing such returns, reports and notices as are required by ERISA. The Plan Administrator may delegate to one or more employees, responsibility for the day-to-day administration of the Severance Plan. The Plan Administrator also has the authority to delegate to a committee of one or more employees, the review of initial claims and has the authority to delegate to a separate committee of one or more employees, the review of appeals of initial claims that have been denied in whole or in part, each such claim or appeal to be made and reviewed in accordance with the claims procedures set forth below.

AUTHORITY OF PLAN ADMINISTRATOR - The Plan Administrator, or its designee, shall have full and complete discretionary authority to construe and interpret the provisions of the Severance Plan, to determine a Covered Employee's entitlement to benefits under the Severance Plan, to make all determinations contemplated under the Severance Plan, to investigate and make factual or legal determinations necessary or advisable to administer or implement the Severance Plan, and to adopt such rules and procedures as the Plan Administrator, or its designee, shall deem necessary or advisable for the administration or implementation of the Severance Plan. Subject to the claims procedures set forth below, all determinations under the Severance Plan by the Plan Administrator, or its designee, shall be final, binding and conclusive on all interested persons, including the Company, the Spiegel Group, Covered Employees, and current or former employees.

CLAIMS PROCEDURES

INITIAL CLAIM - If a Covered Employee (the "Claimant") disputes the amount of, or his or her entitlement to, a severance payment, he or she may file a claim in writing with the Company's Senior Vice President of Human Resources (the "Claims Reviewer") within 60 days of the termination of his or her employment with the Company, setting forth the reason for the claim. If a claim is denied in whole or in part, the Claims Reviewer shall send a written notice of the denial to the Claimant within 90 days of receipt of the claim, unless special circumstances require an extension of time for processing. Such extension shall not exceed an additional 90 days, and notice thereof must be given within the first 90-day period. The notice of denial shall include (i) the specific reason(s) for the denial, (ii) reference to the provisions of the Severance Plan on which the denial is based, (iii) if appropriate, a description of any additional information needed to perfect the claim and the reasons why such additional information is necessary, and (iv) an explanation of the right of the Claimant to request a review of the denial, how to make this request, and the applicable claims review procedures.

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APPEAL - A Claimant whose claim is denied in whole or in part by the Claims
Reviewer (or whose initial claim is not ruled upon in writing within the foregoing limitations of time) may file an appeal with the Plan Adminstrative Committee in writing within 60 days of the denial of the initial claim. The Claimant may submit additional written comments, documents, records and other information related to the appeal. Upon request, the Claimant will be provided (free of charge) access to and copies of all documents, records and other information relevant to the claim and appeal. On appeal, the Plan Administrative Committee shall consider all comments, documents, records and other information submitted by the Claimant, whether or not such information was submitted for or considered in the initial claim. An appeal decision shall be made by the Plan Administrative Committee within 60 days of receipt of a timely request for review unless there are special circumstances that require an extension of time for processing. Such extension shall not exceed an additional 60 days, and notice thereof must be given within the first 60-day period. If the appeal is denied, written notice of the decision will be sent to the Claimant, which will include (i) the specific reason(s) for the denial, (ii) reference to the provisions of the Severance Plan on which the denial is based, and (iii) a statement of the Claimant's right to bring an action under ERISA. The decision of the Plan Administrative Committee shall be final, binding and conclusive on all interested persons, including the Company, the Spiegel Group, and the Claimant.

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MISCELLANEOUS

UNFUNDED PLAN - The Severance Plan shall be unfunded. Benefits payable under the Severance Plan shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under the Severance Plan.

NOTICE - Any notice to be given to the Company under the terms of the Severance Plan shall be in writing and addressed to the Plan Administrative Committee at Spiegel Inc., 3500 Lacey Road, Downers Grove, Illinois 60515, and any notice to be given to a Covered Employee shall be in writing and shall be addressed to him or her at his or her address as it appears on the payroll records of the Company, or at such other address as either party may hereinafter designate in writing to the other.

RIGHT TO CONTINUED EMPLOYMENT - Neither the establishment of the Severance Plan, nor any action taken hereunder, shall be construed as giving a Covered Employee any right to be retained in the employ of the Company, the Spiegel Group, or any Spiegel Group Company or shall affect the terms and conditions of any Covered Employee's employment with the Company, the Spiegel Group, or any Spiegel Group Company.

NON-ASSIGNABILITY - Each Covered Employee's right under the Severance Plan shall be nontransferable except by will or by the laws of descent and distribution and except in so far as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest of any Covered Employee hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect and shall extinguish, in the Plan Administrator's discretion, any obligation to provide any payment or other benefit under the Severance Plan.

TAX WITHHOLDING - The amounts paid under the Severance Plan shall be subject to all applicable federal, state and local wage withholding.

ENTIRE AGREEMENT - As of the Effective Date, the Severance Plan supercedes any prior plan, program, agreement, arrangement, practice or policy, whether oral or written, regarding the subject matter hereof.

AMENDMENT AND TERMINATION - The Company may amend, modify or terminate the Severance Plan, in whole or in part, at any time and from time-to-time, with or without notice to any person.

GOVERNING LAW - Except to the extent preempted by federal law, this Severance Plan shall be construed and interpreted in accordance with the laws of the State of Illinois.

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III.  ADMINISTRATION AND STATEMENT OF ERISA RIGHTS

ADMINISTRATIVE FACTS

The following are administrative facts regarding the Severance Plan and are provided to you in accordance with ERISA.

NAME OF PLAN:                        Spiegel Group Severance Plan

NAME AND ADDRESS OF PLAN SPONSOR:    Spiegel, Inc.
                                     3500 Lacey Road
                                     Downers Grove, Illinois 60515

EMPLOYER IDENTIFICATION              36-2593917
NUMBER:

PLAN NUMBER:                         [PLAN NUMBER]

TYPE OF PLAN:                        Welfare Benefit Plan

TYPE OF PLAN                         Employer Self Administration
ADMINISTRATION

PLAN ADMINISTRATOR AND               Spiegel, Inc.
BUSINESS ADDRESS:                    3500 Lacey Road
                                     Downers Grove, Illinois 60515
                                     Attn: Plan Administrative Committee

CLAIMS REVIEWER AND                  Spiegel, Inc.
BUSINESS ADDRESS:                    3500 Lacey Road
                                     Downers Grove, Illinois 60515
                                     Attn: Senior Vice President of Human
                                           Resources

AGENT FOR SERVICE OF                 Plan Administrator
LEGAL PROCESS:

YOUR RIGHTS UNDER ERISA

As a plan participant in the Severance Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants will be entitled to:

RECEIVE INFORMATION ABOUT THE SEVERANCE PLAN AND BENEFIT - Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites and union halls, all documents governing the Severance Plan, including insurance contracts and collective bargaining agreements, if any, and a copy of the latest annual report (Form 5500 Series) filed by the Severance Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

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Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Severance Plan, including a copy of the latest annual report (Form 5500 Series) filed, if applicable, and an updated summary Severance Plan description. The Plan Administrator may make a reasonable charge for the copies.

PLAN FIDUCIARIES - In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Severance Plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other Covered Employees and beneficiaries. No one, including your employer, your union, or any other person, may discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

ENFORCE YOUR RIGHTS - If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Covered Employee can take to enforce the above rights. For instance, if you request a copy of the Severance Plan or the latest annual report from the Severance Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan Administrator's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that the plan fiduciaries misuse the Severance Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

ASSISTANCE WITH YOUR QUESTIONS - If you have any questions about the Severance Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.